Exhibit 10.31.3
APPENDIX X
[Amendment Number 9]

Agency Code 12000	Contract No. C020429
Period 10/1/08 — 9/30/10	Funding Amount for Period Based on approved capitation rates
This is an AGREEMENT between THE STATE OF NEW YORK, acting by and through The New York State Department of Health, having its principal office at Corning Tower, Room 2001, Empire State Plaza, Albany NY 12237, (hereinafter referred to as the STATE), and AMERIGROUP New York, LLC, (hereinafter referred to as the CONTRACTOR), to modify Contract Number C020429 as set forth below. The effective date of these modifications is October 1, 2008, unless otherwise noted below.
1.	Amend “Table of Contents for Model Contract,” to delete “Section 21.23 Pharmacies — Applies to FHPlus Program Only” and add “Section 22.15 Never Events.”

2.	Amend Subsection d) of Section 3.8 “Payment for Newborns” to read as follows:
d)	The Contractor cannot bill for a Supplemental Newborn Capitation Payment unless the newborn hospital or birthing center payment has been paid by the Contractor. The Contractor must submit encounter data evidence for the newborn stay. Failure to have supporting records may, upon an audit result in recoupment of the Supplemental Newborn Capitation Payment by SDOH.
3.	Amend Subsection f) of Section 3.9 “Supplemental Maternity Capitation Payment” to read as follows:
f)	The Contractor may not bill a Supplemental Maternity Capitation Payment until the hospital inpatient or birthing center delivery is paid by the Contractor, and the Contractor must submit encounter data evidence of the delivery, plus any other inpatient and outpatient services for the maternity care of the Enrollee to be eligible to receive a Supplemental Maternity Capitation Payment. Failure to have supporting records may, upon audit result in recoupment of the Supplemental Maternity Capitation Payment by the SDOH.
4.	Effective January 1, 2009, amend Subsection a) of Section 3.12 “Mental Health and Chemical Dependence Stop-Loss for MMC Enrollees” to read as follows:
a)	Effective January 1, 2009, the New York State Stop-Loss reinsurance program will no longer cover outpatient mental health visits. Prior to January 1, 2009, the New York State Stop-Loss reinsurance program compensated the Contractor for medically necessary and clinically appropriate Medicaid reimbursable mental health treatment outpatient visits by MMC Enrollees in excess of twenty (20) visits during any calendar year at rates set forth in contracted fee schedules. Contractors who participated in the New York State Stop-Loss reinsurance program prior to January 1, 2009 can submit eligible claims, as per the guidelines in the “Managed Care Manual Stop Loss Policy and Procedures” for dates of service prior to January 1, 2009. Claims continue to be held to a two-year limit for proper submission. Any Court-Ordered Services for mental health treatment outpatient visits by MMC Enrollees which specify the use of Non-Participating Providers shall be compensated at the Medicaid rate of payment.
Appendix X
MMC/FHPlus Contract Amendment
October 1, 2008

5.	Amend Subsection b) i) of Section 8.3 “Disenrollment Requests” to read as follows:
b)	Non-Routine Disenrollment Requests
i)	Enrollees with an urgent medical need to disenroll from the Contractor’s MMC or FHPlus product may request an expedited Disenrollment by the LDSS. An MMC Enrollee who requests a return to Medicaid fee-for-service based on his/her HIV, End Stage Renal Disease (ESRD), or SPMI/SED status (non-SSI Enrollees only) is categorically eligible for an expedited Disenrollment on the basis of urgent medical need.
6.	Amend Subsection e) of Section 10.7 “Welfare Reform — Applies to MMC Program Only” to read as follows:
e)	The Contractor is not responsible for the provision and payment of Chemical Dependence Inpatient Rehabilitation and Treatment Services for MMC Enrollees mandated by the LDSS as a condition of eligibility for Public Assistance under Welfare Reform (as indicated by Code 83) unless such services are already under way as described in (d) above.
7.	Effective January 1, 2009, amend Section 10.11 “Prenatal Care” to read as follows:
10.11	Prenatal Care

The Contractor is responsible for arranging for the provision of comprehensive Prenatal Care Services to all pregnant Enrollees including all services enumerated in Subdivision 1, Section 2522 of the PHL in accordance with 10 NYCRR § 85.40 (Prenatal Care Assistance Program) and including up to six (6) smoking cessation counseling sessions for each pregnant Enrollee within any twelve (12) month period.
8.	Amend Subsection b) “Vision Services” of Section 10.15 “Services for Which Enrollees Can Self-Refer” to read as follows:
b)	Vision Services

The Contractor will allow its Enrollees to self-refer to any Participating Provider of vision services (optometrist or ophthalmologist) for refractive vision services and, for Enrollees diagnosed with diabetes, for an annual dilated eye (retinal) examination as described in Appendix K of this Agreement.
9.	Amend Subsection d) iv) of Section 10.22 “Member Needs Relating to HIV” to read as follows:
d) iv)	A network of providers sufficient to meet the needs of its Enrollees with HIV. The Contractor must identify within their network HIV experienced providers to treat Enrollees with HIV/AIDS and explicitly list those providers in the Provider Directory. HIV experienced provider is defined as either:
1)	an M.D. or a Nurse Practitioner providing ongoing direct clinical ambulatory care of at least 20 HIV infected persons who are being treated with antiretroviral therapy in the preceding twelve months, or

2)	a provider who has met the criteria of one of the following accrediting bodies:
Appendix X
MMC/FHPlus Contract Amendment
October 1, 2008

•	The HIV Medicine Association (HIVMA) definition of an HIV-experienced provider, or

•	HIV Specialist status accorded by the American Academy of HIV Medicine (AAHIVM), or

•	Advanced AIDS Credited Registered Nurse Credential given by the HIV/AIDS Nursing Certification Board (HANCB).
The Contractor is responsible for validating that providers meet the above criteria. In cases where members select a non-HIV experienced provider as their PCP and in regions where there is a shortage of HIV experienced providers, the Contractor shall identify HIV experienced providers who will be available to consult with non-HIV experienced PCPs of Enrollees with HIV/AIDS. The Contractor shall inform Participating Providers about how to obtain information about the availability of Experienced HIV Providers and HIV Specialist PCPs. In addition, the Contractor shall include within their network and explicitly identify Designated AIDS Center Hospitals, where available, and contracts or linkages with providers funded under the Ryan White HIV/AIDS Treatment Act.
10.	Delete Section 21.23 “Pharmacies — Applies to FHPlus Program Only.”

11.	Add a new Section 22.15 “Never Events” to read as follows:
22.15	Never Events
a)	The Contractor is required to develop claims and payment policies and procedures regarding “never events” or “hospital acquired conditions” that are consistent with the Medicaid program. Specifically this includes:
i)	Development of the capacity for claims systems to recognize the presence or absence of valid “present on admission” (POA) indicators for each inpatient diagnosis, using codes as described by the Centers for Medicare and Medicaid Services for Medicare, no later than June 30, 2009;

ii)	Development of the capacity for claims systems to reject/deny claims that do not have valid POA indicators (corrected claims can be resubmitted), with the initiation of this edit no later than June 30, 2009;

iii)	Development of policies and procedures that will reject or modify any inpatient charges resulting from any “never event” or “hospital acquired condition” (pursuant to the current list of implemented items provided on the Department of Health and HPN websites), no later than June 30, 2009;
A)	The methodology for claims adjustment shall be consistent with current Medicaid program guidance provided on the Department of Health and HPN websites.

B)	In the event that payment for inpatient claims is not based on DRGs, the Contractor shall develop a system that is equivalent in result to the methodology developed by Medicaid program.
Appendix X
MMC/FHPlus Contract Amendment
October 1, 2008

iv)	Development of an audit or review capacity to ensure that claims are submitted accurately and adjudicated consistent with this policy.
b)	The Contractor is required to submit inpatient claims to MEDS with valid POA fields as of June 30, 2009.
12.	The attached Appendix C, “New York State Department of Health Requirements for the Provision of Family Planning and Reproductive Health Services.” is substituted for the period beginning October 1,2008.

13.	Amend Item 5 of Appendix G, “SDOH Requirements for the Provision of Emergency Care and Services” to read as follows:
5.	Emergency Transportation

When emergency transportation is included in the Contractor’s Benefit Package, the Contractor shall reimburse the transportation provider for all emergency transportation services, without regard to final diagnosis or prudent layperson standards. Payment by the Contractor for emergency transportation services provided to an Enrollee by a Participating Provider shall be at the rate or rates of payment specified in the contract between the Contractor and the transportation provider. Payment by the Contractor for emergency transportation services provided to an Enrollee by a Non-Participating Provider shall be at the Medicaid fee-for-service rate in effect on the date the service was rendered.
14.	Amend Item 3. d) iv) of Appendix H “New York State Department of Health Requirements for the Processing of Enrollments and Disenrollments” to read as follows:
iv)	In voluntary MMC counties, the Contractor will accept Enrollment applications for unborns if that is the mothers’ intent, even if the mothers are not and/or will not be enrolled in the Contractor’s MMC or FHPlus product. In all counties (mandatory and voluntary), when a mother is ineligible for Enrollment or chooses not to enroll, the Contractor will accept Enrollment applications for pre-enrollment of unborns who are eligible.
15.	Amend Item 6. a) xii) C) of Appendix H “New York State Department of Health Requirements for the Processing of Enrollments and Disenrollments” to read as follows:

Reason for Disenrollment	Effective Date of Disenrollment
C) Incarceration	First day of the month following incarceration (note — Contractor is at risk for covered services only to the date of incarceration and is entitled to the capitation payment for the month of incarceration)
16.	The attached Appendix K, “Prepaid Benefit Package Definitions of Covered and Non-Covered Services” is substituted for the period beginning October 1, 2008.
Appendix X
MMC/FHPlus Contract Amendment
October 1, 2008

17.	The attached Appendix L, “Approved Capitation Payment Rates,” is substituted for the period beginning October 1, 2008.
All other provisions of said AGREEMENT shall remain in full force and effect.
Appendix X
MMC/FHPlus Contract Amendment
October 1, 2008

IN WITNESS WHEREOF, the parties hereto have executed or approved this AGREEMENT as of the dates appearing under their signatures.

CONTRACTOR SIGNATURE		STATE AGENCY SIGNATURE

By:	/s/ Robert A. Wychulis	By:

Robert A. Wychulis
(Printed Name)

(Printed Name)

Title:	Preseident and Chief Executive Officer	Title:

Date:	2/2/09	Date:

State Agency Certification:
In addition to the acceptance of this contract, I also certify that original copies of this signature page will be attached’ to all other exact copies of this contract.

STATE OF NEW YORK	)
) SS.:
County of ny	)
On the 2 day of February in the year 2009 before me, the undersigned, personally appeared Robert A. Wychulis personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their/ capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Ereen M. Waszkiewicz

(Notary).

Approved:	Approved:

ATTORNEY GENERAL	Thomas P. DiNapoli STATE COMPTROLLER

Title:	Title:

Date:	Date:

Appendix X
MMC/FHPlus Contract Amendment
October 1, 2008

Appendix C
New York State Department of Health
Requirements for the Provision of
Family Planning and Reproductive Health Services
C.1 Definitions and General Requirements for the Provision of Family Planning and Reproductive Health Services

C.2 Requirements for MCOs that Include Family Planning and Reproductive Health Services in Their Benefit Package

C.3 Requirements for MCOs That Do Not Include Family Planning Services and Reproductive Health Services in Their Benefit Package
APPENDIX C
October 1, 2008

C.1
Definitions and General Requirements for the Provision of
Family Planning and Reproductive Health Services
1.	Family Planning and Reproductive Health Services
a)	Family Planning and Reproductive Health services mean the offering, arranging and furnishing of those health services which enable Enrollees, including minors who may be sexually active, to prevent or reduce the incidence of unwanted pregnancies.
i)	Family Planning and Reproductive Health services include the following medically-necessary services, related drugs and supplies which are furnished or administered under the supervision of a physician, licensed midwife or certified nurse practitioner during the course of a Family Planning and Reproductive Health visit for the purpose of:
A)	contraception, including all FDA-approved birth control methods, devices such as insertion/removal of an intrauterine device (IUD) or insertion/removal of contraceptive implants, and injection procedures involving Pharmaceuticals such as Depo-Provera;

B)	emergency contraception and follow up;

C)	sterilization;

D)	screening, related diagnosis, and referral to a Participating Provider for pregnancy;

E)	medicall y-necessary induced abortions, which are procedures, either medical or surgical, that result in the termination of pregnancy. The determination of medical necessity shall include positive evidence of pregnancy, with an estimate of its duration.
ii)	Family Planning and Reproductive Health services include those education and counseling services necessary to render the services effective.

iii)	Family Planning and Reproductive Health services include medically-necessary ordered contraceptives and pharmaceuticals:

The contractor is responsible for pharmaceuticals and medical supplies such as IUDS and Depo-Provera that must be furnished or administered under the supervision of a physician, licensed midwife, or certified nurse practitioner during the course of a Family Planning and Reproductive Health visit. Other pharmacy prescriptions including emergency contraception, medical supplies, and over the
APPENDIX C
October 1, 2008

counter drugs are not the responsibility of the Contractor and are to be obtained when covered on the New York State list of Medicaid reimbursable drugs by the Enrollee from any appropriate eMedNY-enrolled health care provider of the Enrollee’s choice.
b)	When clinically indicated, the following services may be provided as a part of a Family Planning and Reproductive Health visit:
i)	Screening, related diagnosis, ambulatory treatment and referral as needed for dysmenorrhea, cervical cancer, or other pelvic abnormality/pathology.

ii)	Screening, related diagnosis and referral for anemia, cervical cancer, glycosuria, proteinuria, hypertension and breast disease.

iii)	Screening and treatment for sexually transmissible disease.

iv)	HIV testing and pre-and post-test counseling.
2.	Free Access to Services for MMC Enrollees
a)	Free Access means MMC Enrollees may obtain Family Planning and Reproductive Health services, and HIV testing and pre-and post-test counseling when performed as part of a Family Planning and Reproductive Health encounter, from either the Contractor, if it includes such services in its Benefit Package, or from any appropriate eMedNY-enrolled health care provider of the Enrollee’s choice. No referral from the PCP or approval by the Contractor is required to access such services.

b)	The Family Planning and Reproductive Health services listed above are the only services which are covered under the Free Access policy. Routine obstetric and/or gynecologic care, including hysterectomies, pre-natal, delivery and post-partum care are not covered under the Free Access policy, and are the responsibility of the Contractor.
3.	Access to Services for FHPlus Enrollees
a)	FHPlus Enrollees may obtain Family Planning and Reproductive Health services, and HIV testing and pre-and post-test counseling when performed as part of a Family Planning and Reproductive Services encounter, from either the Contractor or through the Designated Third Party Contractor, as applicable. No referral from the PCP or approval by the Contractor is required to access such services.

b)	The Contractor is responsible for routine obstetric and/or gynecologic care, including hysterectomies, pre-natal, delivery and post-partum care, regardless of whether Family Planning and Reproductive Health services are included in the Contractor’s Benefit Package.
APPENDIX C
October 1, 2008

C.2
Requirements for MCOs that Include Family Planning and Reproductive
Health Services in Their Benefit Package
1.	Notification to Enrollees
a)	If the Contractor includes Family Planning and Reproductive Health services in its Benefit Package (as per Appendix M of this Agreement) the Contractor must notify all Enrollees of reproductive age, including minors who may be sexually active, at the time of Enrollment about their right to obtain Family Planning and Reproductive Health services and supplies without referral or approval. The notification must contain the following:
i)	Information about the Enrollee’s right to obtain the full range of Family Planning and Reproductive Health services, including HIV counseling and testing when performed as part of a Family Planning and Reproductive Health encounter, from the Contractor’s Participating Provider without referral, approval or notification.

ii)	MMC Enrollees must receive notification that they also have the right to obtain Family Planning and Reproductive Health services in accordance with MMC’s Free Access policy as defined in C.1. of this Appendix.

iii)	A current list of qualified Participating Family Planning Providers who provide the full range of Family Planning and Reproductive Health services within the Enrollee’s geographic area, including addresses and telephone numbers. The Contractor may also provide MMC Enrollees with a list of qualified Non-Participating providers who accept Medicaid and who provide the full range of these services.

iv)	Information that the cost of the Enrollee’s Family Planning and Reproductive care will be fully covered, including when a MMC Enrollee obtains such services in accordance with MMC’s Free Access policy.
2.	Billing Policy
a)	The Contractor must notify its Participating Providers that all claims for Family Planning and Reproductive services must be billed to the Contractor and not the Medicaid fee-for-service program.

b)	The Contractor will be charged for Family Planning and Reproductive Health services furnished to MMC Enrollees by
eMedNY-enrolled Non-Participating Providers at the applicable Medicaid rate or fee. In such instances, Non-Participating Providers will bill Medicaid fee-for-service and the SDOH will issue a confidential
APPENDIX C
October 1, 2008

charge back to the Contractor. Such charge back mechanism will comply with all applicable patient confidentiality requirements.
3.	Consent and Confidentiality
a)	The Contractor will comply with federal, state, and local laws, regulations and policies regarding informed consent and confidentiality and ensure Participating Providers comply with all of the requirements set forth in Sections 17 and 18 of the PHL and 10 NYCRR Section 751.9 and Part 753 relating to informed consent and confidentiality.

b)	Participating Providers may share patient information with appropriate Contractor personnel for the purposes of claims payment, utilization review and quality assurance, unless the provider agreement with the Contractor provides otherwise. The Contractor must ensure that any Enrollee’s use including a minor’s use of Family Planning and Reproductive Health services remains confidential and is not disclosed to family members or other unauthorized parties, without the Enrollee’s consent to the disclosure.
4.	Informing and Standards
a)	The Contractor will inform its Participating Providers and administrative personnel about policies concerning MMC Free Access as defined in C.1 of this Appendix, where applicable; HIV counseling and testing; reimbursement for Family Planning and Reproductive Health encounters; Enrollee Family Planning and Reproductive Health education and confidentiality.

b)	The Contractor will inform its Participating Providers that they must comply with professional medical standards of practice, the Contractor’s practice guidelines, and all applicable federal, state, and local laws. These include but are not limited to, standards established by the American College of Obstetricians and Gynecologists, the American Academy of Family Physicians, the U.S. Task Force on Preventive Services and the New York State Child/Teen Health Program. These standards and laws recognize that Family Planning counseling is an integral part of primary and preventive care.
APPENDIX C.
October 1, 2008

C.3
Requirements for MCOs That Do Not
Include Family Planning Services and Reproductive Health Services in Their
Benefit Package
1.	Requirements
a)	The Contractor agrees to comply with the policies and procedures stated in the SDOH-approved statement described in Section 2 below.

b)	Within ninety (90) days of signing this Agreement, the Contractor shall submit to the SDOH a policy and procedure statement that the Contractor will use to ensure that its Enrollees are fully informed of their rights to access a full range of Family Planning and Reproductive Health services, using the following guidelines. The statement must be sent to the Director, Division of Managed Care, NYS Department of Health, Corning Tower, Room 2001, Albany, NY 12237.

c)	SDOH may waive the requirement in (b) above if such approved statement is already on file with SDOH and remains unchanged.
2.	Policy and Procedure Statement
a)	The policy and procedure statement regarding Family Planning and Reproductive Health services must contain the following:
i)	Enrollee Notification
A)	A statement that the Contractor will inform Prospective Enrollees, new Enrollees and current Enrollees that:
I)	Certain Family Planning and Reproductive Health services (such as abortion, sterilization and birth control) are not covered by the Contractor, but that routine obstetric and/or gynecologic care, including hysterectomies, pre-natal, delivery and post-partum care are covered by the Contractor;

II)	Such Family Planning and Reproductive Health Services that are not covered by the Contractor may be obtained through fee-for-service Medicaid providers for MMC Enrollees and through the Designated Third Party Contractor for FHPlus Enrollees;

III)	No referral is needed for such services, and there will be no cost to the Enrollee for such services.
APPENDIX C
October 1, 2008

IV)	HIV counseling and testing services are available through the Contractor and are also available as part of a Family Planning and Reproductive Health encounter when furnished by a fee-for-service Medicaid provider to MMC Enrollees and through the Designated Third Party Contractor to FHPlus Enrollees; and that anonymous counseling and testing services are available from SDOH, Local Public Health Agency clinics and other county programs.
B)	A statement that this information will be provided in the following manner:
I)	Through the Contractor’s written Marketing materials, including the Member Handbook. The Member Handbook and Marketing materials will indicate that the Contractor has elected not to cover certain Family Planning and Reproductive Health services, and will explain the right of all MMC Enrollees to secure such services through fee-for-service Medicaid from any provider/clinic which offers these services and who accepts Medicaid, and the right of all FHPlus Enrollees to secure such services through the Designated Third Party Contractor.

II)	Orally at the time of Enrollment and any time an inquiry is made regarding Family Planning and Reproductive Health services.

III)	By inclusion on any web site of the Contractor which includes information concerning its MMC or FHPlus product(s). Such information shall be prominently displayed and easily navigated.
C)	A description of the mechanisms to provide all new MMC Enrollees and FHPlus Enrollees with an SDOH approved letter explaining how to access Family Planning and Reproductive Health services and the SDOH approved list of Family Planning providers. This material will be furnished by SDOH and mailed to the Enrollee no later than fourteen (14) days after the Effective Date of Enrollment.

D)	A statement that if an Enrollee or Prospective Enrollee requests information about these non-covered services, the Contractor’s Marketing or Enrollment representative or member services department will advise the Enrollee or Prospective Enrollee as follows:
I)	Family Planning and Reproductive Health services such as abortion, sterilization and birth control are not covered by the Contractor and that only routine obstetric and/or gynecologic care, including hysterectomies, pre-natal, delivery and post-partum care are the responsibility of the Contractor.
APPENDIX C
October 1, 2008

II)	MMC Enrollees can use their Medicaid card to receive these non-covered services from any doctor or clinic that provides these services and accepts Medicaid. FHPlus Enrollees can receive these non-covered services through the Designated Third Party Contractor using the Enrollee’s NYS Benefit Identification card.

III)	Each MMC Enrollee and Prospective MMC Enrollee who calls will be mailed a copy of the SDOH approved letter explaining the Enrollee’s right to receive these non-covered services, and an SDOH approved list of Family Planning Providers who participate in Medicaid in the Enrollee’s community. These materials will be mailed within two (2) business days of the contact:

IV)	The Contractor will provide the name and phone number of the Designated Third Party Contractor or such other organization designated by the SDOH to provide such services to FHPlus Enrollees and Prospective FHPlus Enrollees. It is the responsibility of the Designated Third Party Contractor or such other organization designated by the SDOH to mail to each FHPlus Enrollee or Prospective FHPlus Enrollee who calls, a copy of the SDOH approved letter explaining the Enrollee’s right to receive such services, and an SDOH approved list of Family Planning Providers from which the Enrollee may access family planning services. The Designated Third Party Contractor or such other organization designated by the SDOH is responsible for mailing these materials within fourteen (14) days of notice by the Contractor of a new Enrollee in the Contractor’s FHPlus product.

V)	Enrollees can call the Contractor’s member services number for further information about how to obtain these non-covered services. MMC Enrollees can also call the New York State Growing-Up-Healthy Hotline
(1-800-522-5006) to request a copy of the list of Medicaid Family Planning Providers. FHPlus Enrollees can also call the Designated Third Party Contractor or such other organization designated by the SDOH for a list of Family Planning providers.
E)	The procedure for maintaining a manual log of all requests for such information, including the date of the call, the Enrollee’s client identification number (CIN), and the date the SDOH approved letter and SDOH or LDSS approved list were mailed, where applicable. The Contractor will review this log monthly and upon request, submit a copy to SDOH.
APPENDIX C
October 1, 2008

ii)	Participating Provider and Employee Notification
A)	A statement that the Contractor will inform its Participating Providers and administrative personnel about Family Planning and Reproductive Health policies under MMC Free Access, as defined in C.1 of this Appendix, and/or the FHPlus Designated Third Party Contractor for FHPlus Enrollees, HIV counseling and testing; reimbursement for Family Planning and Reproductive Health encounters; Enrollee Family Planning and Reproductive Health education and confidentiality.

B)	A statement that the Contractor will inform its Participating Providers that they must comply with professional medical standards of practice, the Contractor’s practice guidelines, and all applicable federal, state, and local laws. These include but are not limited to, standards established by the American College of Obstetricians and Gynecologists, the American Academy of Family Physicians, the U.S. Task Force on Preventive Services and the New York State Child/Teen Health Program. These standards and laws recognize that Family Planning counseling is an integral part of primary and preventive care.

C)	The procedure(s) for informing the Contractor’s Participating primary care providers, family practice physicians, obstetricians, gynecologists and pediatricians that the Contractor has elected not to cover certain Family Planning and Reproductive Health services, but that routine obstetric and/or gynecologic care, including hysterectomies, pre-natal, delivery and post-partum care are covered; and that Participating Providers may provide, make referrals, or arrange for non-covered services in accordance with MMC’s Free Access policy, as defined in C.1 of this Appendix, and/or through the SDOH-contracted Designated Third Party for FHPlus Enrollees.

D)	A description of the mechanisms to inform the Contractor’s Participating Providers that:
I)	if they also participate in the fee-for-service Medicaid program and they render non-covered Family Planning and Reproductive Health services to MMC Enrollees, they do so as a fee-for-service Medicaid practitioner, independent of the Contractor.

II)	if they also participate with the FHPlus Designated Third Party Contractor and they render non-covered Family Planning and Reproductive Health Services to FHPlus Enrollees, they do so as a participating provider with the Designated Third Party Contractor, independent of the Contractor.
E)	A description of the mechanisms to inform Participating Providers that, if requested by the Enrollee, or, if in the provider’s best professional judgment,
APPENDIX C
October 1, 2008

certain Family Planning and Reproductive Health services not offered through the Contractor are medically indicated in accordance with generally accepted standards of professional practice, an appropriately trained professional should so advise the Enrollee and either:
I)	offer those services to MMC Enrollees on a fee-for-service basis as an eMedNY-enrolled provider, or to FHPlus Enrollees as a Participating Provider of the Designated Third Party Contractor; or

II)	provide MMC Enrollees with a copy of the SDOH approved list of Medicaid Family Planning Providers, and/or provide FHPlus Enrollees with the name and number of the Designated Third Party Contractor, or

III)	give Enrollees the Contractor’s member services number to call to obtain either the list of Medicaid Family Planning Providers or the name and number of the Designated Third Party Contractor, as applicable.
F)	A statement that the Contractor acknowledges that the exchange of medical information, when indicated in accordance with generally accepted standards of professional practice, is necessary for the overall coordination of Enrollees’ care and assist Primary Care Providers in providing the highest quality care to the Contractor’s Enrollees. The Contractor must also acknowledge that medical record information maintained by Participating Providers may include information relating to Family Planning and Reproductive Health services provided under the fee-for-service Medicaid program or under the Designated Third Party contract with SDOH.
iii)	Quality Assurance Initiatives
A)	A statement that the Contractor will submit any materials to be furnished to Enrollees and providers relating to access to non-covered Family Planning and Reproductive Health services to SDOH, Division of Managed Care for its review and approval before issuance. Such materials include, but are not limited to, Member Handbooks, provider manuals, and Marketing materials.

B)	A description of monitoring mechanisms the Contractor will use to assess the quality of the information provided to Enrollees.

C)	A statement that the Contractor will prepare a monthly list of MMC Enrollees who have been sent a copy of the SDOH approved letter and the SDOH approved list of Family Planning providers, and a list of FHPlus Enrollees who have been provided with the name and telephone number of the Designated Third Party Contractor. This information will be available to SDOH upon request.
APPENDIX C
October 1, 2008

D)	A statement that the Contractor will provide all new employees with a copy of these policies. A statement that the Contractor’s orientation programs will include a thorough discussion of all aspects of these policies and procedures and that annual retraining programs for all employees will be conducted to ensure continuing compliance with these policies.

E)	A description of the mechanisms to provide the Designated Third Party Contractor, SDOH, or SDOH’s subcontractor with a monthly listing of all FHPlus Enrollees within seven (7) days of receipt of the Contractor’s monthly Enrollment Roster and any subsequent updates or adjustments. A copy of each file will also be provided simultaneously to the SDOH. A description of mechanisms to provide SDOH or SDOH’s subcontractor with a list of prospective FHPlus Enrollees within two (2) business days of the prospective Enrollee encounter, and a list of Enrollees who call to request information within two (2) business days of an Enrollee’s request.
3.	Consent and Confidentiality
a)	The Contractor must comply with federal, state, and local laws, regulations and policies regarding informed consent and confidentiality and ensure Participating Providers comply with all of the requirements set forth in Sections 17 and 18 of the PHL and 10 NYCRR § 751.9 and Part 753 relating to informed consent and confidentiality.

b)	Participating Providers and/or the Designated Third Party Contractor Providers, may share patient information with appropriate Contractor personnel for the purposes of claims payment, utilization review and quality assurance, unless the provider agreement with the Contractor provides otherwise. The Contractor must ensure that any Enrollee’s use including a minor’s use of Family Planning and Reproductive Health services remains confidential and is not disclosed to family members or other unauthorized parties, without the Enrollee’s consent to the disclosure.
APPENDIX C
October 1, 2008

APPENDIX K
PREPAID BENEFIT PACKAGE
DEFINITIONS OF COVERED AND
NON-COVERED SERVICES

K.1	Chart of Prepaid Benefit Package
- Medicaid Managed Care Non-SSI (MMC Non-SSI)
- Medicaid Managed Care SSI (MMC SSI)
- Medicaid Fee-for-Service (MFFS)
- Family Health Plus (FHPlus)

K.2	Prepaid Benefit Package
Definitions of Covered Services

K.3	Medicaid Managed Care Definitions of Non-Covered Services

K.4	Family Health Plus Non-Covered Services
APPENDIX K
October 1, 2008
K-l

APPENDIX K
PREPAID BENEFIT PACKAGE
DEFINITIONS OF COVERED AND NON-COVERED SERVICES
1.	General
a)	The categories of services in the Medicaid Managed Care and Family Health Plus Benefit Packages, including optional covered services, shall be provided by the Contractor to MMC Enrollees and FHPlus Enrollees, respectively, when medically necessary under the terms of this Agreement. The definitions of covered and non-covered services herein are in summary form; the full description and scope of each covered service as established by the New York Medical Assistance Program are set forth in the applicable NYS Medicaid Provider Manual, except for the Eye Care and Vision benefit for FHPlus Enrollees which is described in Section 19 of Appendix K.2.

b)	All care provided by the Contractor, pursuant to this Agreement, must be provided, arranged, or authorized by the Contractor or its Participating Providers with the exception of most behavioral health services to SSI or SSI related beneficiaries, and emergency services, emergency transportation, Family Planning and Reproductive Health services, mental health and chemical dependence assessments (one (1) of each per year), court ordered services, and services provided by Local Public Health Agencies as described in Section 10 of this Agreement.

c)	This Appendix contains the following sections:
i)	K.1 — “Chart of Prepaid Benefit Package” lists the services provided by the Contractor to all Medicaid Managed Care
Non-SSI Enrollees, Medicaid Managed Care SSI Enrollees, Medicaid fee-for-service coverage for carved out and wraparound benefits, and Family Health Plus Enrollees.

ii)	K.2 — “Prepaid Benefit Package Definitions Of Covered Services” describes the covered services, as numbered in K.1. Each service description applies to both MMC and FHPlus Benefit Package unless otherwise noted.

iii)	K.3 — “Medicaid Managed Care Definitions of Non-Covered Services” describes services that are not covered by the MMC Benefit Package. These services are covered by the Medicaid fee-for-service program unless otherwise noted.

iv)	K.4 — “Family Health Plus Non-Covered Services” lists the services that are not covered by the FHPlus Benefit Package. There is no Medicaid fee-for-service coverage available for any service outside of the FHPlus Benefit Package.
APPENDIX K
October 1, 2008

K.1
PREPAID BENEFIT PACKAGE

*	Covered Services	MMC Non-SSI	MMC SSI	MFFS	FHPlus**
1.	Inpatient Hospital Services	Covered, unless admit date precedes Effective Date of Enrollment [see § 6.8 of this Agreement]	Covered, unless admit date precedes Effective Date of Enrollment [see § 6.8 of this Agreement]	Stay covered only when admit date precedes Effective Date of Enrollment [see § 6.8 of this Agreement]	Covered, unless admit date precedes Effective Date of Enrollment [see § 6.8 of this Agreement]

2.	Inpatient Stay Pending Alternate Level of Medical Care	Covered	Covered		Covered

3.	Physician Services	Covered	Covered		Covered

4.	Nurse Practitioner Services	Covered	Covered		Covered

5.	Midwifery Services	Covered	Covered		Covered

6.	Preventive Health Services	Covered	Covered		Covered

7.	Second Medical/Surgical Opinion	Covered	Covered		Covered

* See K.2 for Scope of Benefits

** No Medicaid fee-for service-wrap around is available Subject to applicable co-pays.

Note: If cell is blank, there is no coverage.
APPENDIX K
October 1, 2008

*	Covered Services	MMC Non-SSI	MMC SSI	MFFS	FHPlus **
8.	Laboratory Services	Covered	Covered	HIV phenotypic, virtual phenotypic and genotypic drug resistance tests and viral tropism testing	Covered

9.	Radiology Services	Covered	Covered		Covered

10.	Prescription and Non- Prescription (OTC) Drugs, Medical Supplies, and Enteral Formula	Pharmaceuticals and medical supplies routinely furnished or administered as part of a clinic or office visit, except Risperdal Consta [see Appendix K.3, 2. b) xi) of this Agreement]	Pharmaceuticals and medical supplies routinely furnished or administered as part of a clinic or office visit, except Risperdal Consta [see Appendix K.3, 2. b) xi) of this Agreement]	Covered outpatient drugs from the list of Medicaid reimbursable prescription drugs, subject to any applicable co-payments	Covered through the Medicaid fee-for-service program, including prescription drugs, insulin and diabetic supplies, smoking cessation-agents, select OTCs, hearing aid batteries and enteral formulae.

11.	Smoking Cessation Products			Covered	Covered under the Medicaid fee-for-service program.

12.	Rehabilitation Services	Covered	Covered		Covered for short term inpatient, and limited to 20 visits per calendar year for outpatient PT and OT

13.	EPSDT Services/Child Teen Health Program (C/THP)	Covered	Covered		Covered

14.	Home Health Services	Covered	Covered		Covered for 40 visits in lieu of a skilled nursing facility stay or hospitalization, plus 2 post partum home visits for high risk women.

* See K.2 for Scope of Benefits

** No Medicaid fee-for service-wrap around is available Subject to applicable co-pays.

Note: If cell is blank; there is no coverage.
APPENDIX K
October 1, 2008

*	Covered Services	MMC Non-SSI	MMC SSI	MFFS	FHPlus**
15	Private Duty Nursing Services	Covered	Covered		Not covered

16	Hospice			Covered	Covered

17.	Emergency Services	Covered	Covered		Covered

	Post-Stabilization Care Services (see also Appendix G of this Agreement)	Covered	Covered		Covered

18.	Foot Care Services	Covered	Covered		Covered

19.	Eye Care and Low Vision Services	Covered	Covered		Covered

20.	Durable Medical Equipment (DME)	Covered	Covered		Covered

21.	Audiology, Hearing Aids Services & Products	Covered except for hearing aid batteries	Covered except for hearing aid batteries	Hearing aid batteries	Covered, including hearing aid batteries

22.	Family Planning and Reproductive Health Services	Covered if included in Contractor’s Benefit Package as per Appendix M of this Agreement	Covered if included in Contractor’s Benefit Package as per Appendix M of Agreement	Covered pursuant to Appendix C of Agreement	Covered if included in Contractor’s Benefit Package as per Appendix M of this Agreement or through the DTP Contractor

23.	Non-Emergency Transportation	Covered if included in Contractor’s Benefit Package as per Appendix M of this Agreement	Covered if included in Contractor’s Benefit Package as per Appendix M of this Agreement	Covered if not included in Contractor’s Benefit Package	Not covered, except for transportation to C/THP services for 19 and 20 year olds

24	Emergency Transportation	Covered if included in Contractor’s Benefit Package as per Appendix M of this Agreement	Covered if included in Contractor’s Benefit Package as per Appendix M of this Agreement	Covered if not included in Contractor’s Benefit Package	Covered

* See K.2 for Scope of Benefits

** No Medicaid fee-for service-wrap around is available Subject to applicable co-pays.

Note: If cell is blank, there is no coverage.
APPENDIX K
October 1, 2008

*	Covered Services	MMC Non-SSI	MMC SSI	MFFS	FHPlus**
25.	Dental Services	Covered if included in Contractor’s Benefit Package as per Appendix M of this Agreement, except orthodontia	Covered if included in Contractor’s Benefit Package as per Appendix M of this Agreement, except orthodontia	Covered if not included in the Contractor’s Benefit Package, Orthodontia in all instances	Covered, if included in Contractor’s Benefit Package as per Appendix M of this Agreement, excluding orthodontia

26.	Court-Ordered Services	Covered, pursuant to court order (see also §10.9 of this Agreement)	Covered, pursuant to court order (see also §10.9 of this Agreement)		Covered, pursuant to court order (see also §10.9 of this Agreement)

27.	Prosthetic/Orthotic Services/Orthopedic Footwear	Covered	Covered		Covered, except orthopedic shoes

28.	Mental Health Services	Covered		Covered for SSI Enrollees	Covered subject to calendar year benefit limit of 30 days inpatient, 60 visits outpatient, combined with chemical dependency services

29.	Detoxification Services	Covered	Covered		Covered

30.	Chemical Dependence Inpatient Rehabilitation and Treatment Services	Covered subject to stop loss		Covered for SSI recipients	Covered subject to calendar year benefit limit 30 days combined with mental health services

31	Chemical Dependence Outpatient			Covered	Covered subject to calendar year benefit limits of 60 visits combined with mental health services

32.	Experimental and/or Investigational Treatment	Covered on a case by case basis	Covered on a case by case basis		Covered on a case by case basis

33.	Renal Dialysis	Covered	Covered		Covered

34.	Residential Health Care Facility Services (RHCF)	Covered, except for individuals in permanent placement	Covered, except for individuals in permanent placement

* See K.2 for Scope of Benefits

** No Medicaid fee-for service-wrap around is available Subject to applicable co-pays.

Note: If cell is blank, there is no coverage.
APPENDIX K
October 1, 2008

K.2
PREPAID BENEFIT PACKAGE
DEFINITIONS OF COVERED SERVICES
Service definitions in this Section pertain to both MMC and FHPlus unless otherwise indicated.
1.	Inpatient Hospital Services

Inpatient hospital services, as medically necessary, shall include, except as otherwise specified, the care, treatment, maintenance and nursing services as may be required, on an inpatient hospital basis, up to 365 days per year (366 days in leap year). Contractor will not be responsible for hospital stays that commence prior to the Effective Date of Enrollment (see Section 6.8 of this Agreement), but will be responsible for stays that commence prior to the Effective Date of Disenrollment (see Section 8.5 of this Agreement). Among other services, inpatient hospital services encompass a full range of necessary diagnostic and therapeutic care including medical, surgical, nursing, radiological, and rehabilitative services. Services are provided under the direction of a physician, certified nurse practitioner, or dentist.

2.	Inpatient Stay Pending Alternate Level of Medical Care

Inpatient stay pending alternate level of medical care, or continued care in a hospital, Article 31 mental health facility, or skilled nursing facility pending placement in an alternate lower medical level of care, consistent with the provisions of 18 NYCRR § 505.20 and
10 NYCRR Part 85.

3.	Physician Services
a)	“Physicians’ services,” whether furnished in the office, the Enrollee’s home, a hospital, a skilled nursing facility, or elsewhere, means services furnished by a physician:
i)	within the scope of practice of medicine as defined in law by the New York State Education Department; and

ii)	by or under the personal supervision of an individual licensed and currently registered by the New York State Education Department to practice medicine.
b)	Physician services include the full range of preventive care services, primary care medical services and physician specialty services that fall within a physician’s scope of practice under New York State law.

c)	The following are also included without limitations:
APPENDIX K
October 1, 2008

i)	pharmaceuticals and medical supplies routinely furnished or administered as part of a clinic or office visit;

ii)	physical examinations, including those which are necessary for employment, school, and camp;

iii)	physical and/or mental health, or chemical dependence examinations of children and their parents as requested by the LDSS to fulfill its statutory responsibilities for the protection of children and adults and for children in foster care;

iv)	health and mental health assessments for the purpose of making recommendations regarding a Enrollee’s disability status for Federal SSI applications;

v)	health assessments for the Infant /Child Assessment Program (ICHAP);

vi)	annual preventive health visits for adolescents;

vii)	new admission exams for school children if required by the LDSS;

viii)	health screening, assessment and treatment of refugees, including completing SDOH/LDSS required forms;

ix)	Child/Teen Health Program (C/THP) services which are comprehensive primary health care services provided to persons under twenty-one (21) years of age (see Section 10 of this Agreement).
d)	Smoking cessation counseling services for pregnant women. Up to six (6) counseling sessions are covered within any twelve (12) month period. This Benefit Package covered service is effective beginning January 1, 2009.
4.	Certified Nurse Practitioner Services
a)	Certified nurse practitioner services include preventive services, the diagnosis of illness and physical conditions, and the performance of therapeutic and corrective measures, within the scope of the certified nurse practitioner’s licensure and collaborative practice agreement with a licensed physician in accordance with the requirements of the NYS Education Department.

b)	The following services are also included in the certified nurse practitioner’s scope of services, without limitation:
i)	Child/Teen Health Program(C/THP) services which are comprehensive primary health care services provided to persons under twenty-one (21) (see Item 13 of this Appendix and Section 10.4 of this Agreement);

ii)	Physical examinations, including those which are necessary for employment, school and camp.
APPENDIX K
October 1, 2008

5.	Midwifery Services

SSA § 1905 (a)(17), Education Law § 6951(i).

Midwifery services include the management of normal pregnancy, childbirth and postpartum care as well as primary preventive reproductive health care to essentially healthy women as specified in a written practice agreement and shall include newborn evaluation, resuscitation and referral for infants. The care may be provided on an inpatient or outpatient basis including in a birthing center or in the Enrollee’s home as appropriate. The midwife must be licensed by the NYS Education Department.

6.	Preventive Health Services
a)	Preventive health services means care and services to avert disease/illness and/or its consequences. There are three (3) levels of preventive health services: 1) primary, such as immunizations, aimed at preventing disease; 2) secondary, such as disease screening programs aimed at early detection of disease; and 3) tertiary, such as physical therapy, aimed at restoring function after the disease has occurred. Commonly, the term “preventive care” is used to designate prevention and early detection programs rather than restorative programs.

b)	The Contractor must offer the following preventive health services essential for promoting health and preventing illness:
i)	General health education classes.

ii)	Pneumonia and influenza immunizations for at risk populations.

iii)	Smoking cessation counseling and treatment for pregnant women and smoking cessation classes, with targeted outreach for adolescents and pregnant women.

iv)	Childbirth education classes.

v)	Parenting classes covering topics such as bathing, feeding, injury prevention, sleeping, illness prevention, steps to follow in an emergency, growth and development, discipline, signs of illness, etc.

vi)	Nutrition counseling, with targeted outreach for diabetics and pregnant women.

vii)	Extended care coordination, as needed, for pregnant women.

viii)	HIV counseling and testing.

ix)	Asthma self-management training for newly diagnosed asthmatics up to ten (10) hours during a continuous twelve (12) month period and up to two (2) hours follow-up training in subsequent years. Up to ten (10) additional hours will be covered in a continuous twelve (12) month period to address medically complex conditions such as exacerbation of asthma, poor asthma control, diagnosis of a complication or co-morbidity, post-surgery, prescription for new equipment, mental health diagnosis, learning disability and unstable medical condition. This Benefit Package covered service is effective beginning January 1, 2009.

x)	Diabetes self-management training for newly diagnosed diabetics up to ten (10) hours during a continuous twelve (12) month period and up to two (2) hours follow-up training in subsequent years. Up to ten (10) additional hours will be covered in a continuous twelve (12) month period to address medically complex conditions such as poor diabetes control (A1c>8), diagnosis of a complication or
APPENDIX K
October 1, 2008

co-morbidity, post-surgery, prescription for new equipment such as an insulin pump, mental health diagnosis, learning disability, unstable medical condition, gestational diabetes and pregnancy. This Benefit Package covered service is effective beginning January 1, 2009.
7.	Second Medical/Surgical Opinions

The Contractor will allow Enrollees to obtain second opinions for diagnosis of a condition, treatment or surgical procedure by a qualified physician or appropriate specialist, including one affiliated with a specialty care center. In the event that the Contractor determines that it does not have a Participating Provider in its network with appropriate training and experience qualifying the Participating Provider to provide a second opinion, the Contractor shall make a referral to an appropriate Non-Participating Provider. The Contractor shall pay for the cost of the services associated with obtaining a second opinion regarding medical or surgical care, including diagnostic and evaluation services, provided by the Non-Participating Provider.
8.	Laboratory Services

18 NYCRR § 505.7(a)
a)	Laboratory services include medically necessary tests and procedures ordered by a qualified medical professional and listed in the Medicaid fee schedule for laboratory services.

b)	All laboratory testing sites providing services under this Agreement must have a permit issued by the New York State Department of Health and a Clinical Laboratory Improvement Act (CLIA) certificate of waiver, a physician performed microscopy procedures (PPMP) certificate, or a certificate of registration along with a CLIA identification number. Those laboratories with certificates of waiver or a PPMP certificate may perform only those specific tests permitted under the terms of their waiver. Laboratories with certificates of registration may perform a full range of laboratory tests for which they have been certified. Physicians providing laboratory testing may perform only those specific limited laboratory procedures identified in the Physician’s NYS Medicaid Provider Manual.

c)	For MMC only: coverage for HIV phenotypic, HIV virtual phenotypic and HIV genotypic drug resistance tests and viral tropism testing are covered by Medicaid fee- for-service.
9.	Radiology Services

18 NYCRR § 505.17(c)(7)(d)

Radiology services include medically necessary services provided by qualified practitioners in the provision of diagnostic radiology, diagnostic ultrasound, nuclear medicine, radiation oncology, and magnetic resonance imaging (MRI). These services may only be performed upon the order of a qualified practitioner.
APPENDIX K
October 1, 2008

10.	Prescription and Non-Prescription (OTC) Drugs Medical Supplies and Enteral Formulas
a)	For Medicaid managed care only: Enrollees are covered for prescription drugs through the Medicaid fee-for-service program. Medically necessary prescription and non-prescription (OTC) drugs; medical supplies and enteral formula are covered when ordered by a qualified provider.

b)	For Family Health Plus only: Enrollees are covered through the Medicaid fee-for-service program. Medically necessary prescription drugs, insulin and diabetic supplies (e.g., insulin syringes, blood glucose test strips, lancets, alcohol swabs), smoking cessation agents, including over-the-counter (OTC) smoking cessation products, select OTC medications covered on the Medicaid Preferred Drug List (e.g., Prilosec OTC, Loratadine, Zyrtec), hearing aid batteries and enteral formula are covered when ordered by a qualified provider. Medical supplies (except for diabetic supplies and smoking cessation agents) are not covered.

c)	For Medicaid Managed Care and Family Health Plus: Pharmaceuticals and medical supplies routinely furnished or administered as part of a clinic or office visit are covered by the Contractor. Self-administered injectable drugs (including those administered by a family member) and injectable drugs administered during a home care visit are covered by Medicaid fee-for-service if the drug is on the list of Medicaid reimbursable drugs or covered by the Contractor, subject to medical necessity, if the drug is not on the list of Medicaid reimbursable prescription drugs.
11.	Smoking Cessation Products
a)	Enrollees are covered for smoking cessation products through the Medicaid fee-for-service program.
12.	Rehabilitation Services

18 NYCRR § 505.11
a)	Rehabilitation services are provided for the maximum reduction of physical or mental disability and restoration of the Enrollee to his or her best functional level. Rehabilitation services include care and services rendered by physical therapists, speech-language pathologists and occupational therapists. Rehabilitation services may be provided in an Article 28 inpatient or outpatient facility, an Enrollee’s home, in an approved home health agency, in the office of a qualified private practicing therapist or speech pathologist, or for a child in a school, pre-school or community setting, or in a Residential Health Care Facility (RHCF) as long as the Enrollee’s stay is classified as a rehabilitative stay and meets the requirements for covered RHCF services as defined herein. For the MMC Program, rehabilitation services provided in Residential Health Care Facilities are subject to the stop-loss provisions specified in Section 3.13 of this Agreement. Rehabilitation services are covered as medically necessary, when ordered by the Contractor’s Participating Provider.
APPENDIX K
October 1, 2008

b)	For Family Health Plus only: Outpatient visits for physical and occupational therapy is limited to twenty (20) visits per calendar year. Coverage for speech therapy services is limited to those required for a condition amenable to significant clinical improvement within a two month period.
13.	Early Periodic Screening Diagnosis and Treatment (EPSDT) Services Through the Child Teen Health Program (C/THP) and Adolescent Preventive Services

18 NYCRR § 508.8

Child/Teen Health Program (C/THP) is a package of early and periodic screening, including inter-periodic screens and, diagnostic and treatment services that New York State offers all Medicaid eligible children under twenty-one (21) years of age. Care and services shall be provided in accordance with the periodicity schedule and guidelines developed by the New York State Department of Health. The care includes necessary health care, diagnostic services, treatment and other measures (described in § 1905(a) of the Social Security Act) to correct or ameliorate defects, and physical and mental illnesses and conditions discovered by the screening services (regardless of whether the service is otherwise included in the New York State Medicaid Plan). The package of services includes administrative services designed to assist families obtain services for children including outreach, education, appointment scheduling, administrative case management and transportation assistance.
14.	Home Health Services

18 NYCRR § 505.23(a)(3)
a)	Home health care services are provided to Enrollees in their homes by a home health agency certified under Article 36 of the PHL (Certified Home Health Agency - CHHA). Home health services mean the following services when prescribed by a Provider and provided to a Enrollee in his or her home:
i)	nursing services provided on a part-time or intermittent basis by a CHHA or, if there is no CHHA that services the county/district, by a registered professional nurse or a licensed practical nurse acting under the direction of the Enrollee’s PCP;

ii)	physical therapy, occupational therapy, or speech pathology and audiology services; and

iii)	home health services provided by a person who meets the training requirements of the SDOH, is assigned by a registered professional nurse to provide home health aid services in accordance with the Enrollee’s plan of care, and is supervised by a registered professional nurse from a CHHA or if the Contractor has no CHHA available, a registered nurse, or therapist.
b)	Personal care tasks performed by a home health aide incidental to a certified home health care agency visit, and pursuant to an established care plan, are covered.
APPENDIX K
October 1, 2008

c)	Services include care rendered directly to the Enrollee and instructions to his/her family or caretaker such as teacher or day care provider in the procedures necessary for the Enrollee’s treatment or maintenance.

d)	The Contractor must provide up to two (2) post partum home visits for high risk infants and/or high risk mothers, as well as to women with less than a forty-eight (48) hour hospital stay after a vaginal delivery or less than a ninety-six (96) hour stay after a cesarean delivery. Visits must be made by a qualified health professional (minimum qualifications being an RN with maternal/child health background), the first visit to occur within forty-eight (48) hours of discharge.

e)	For Family Health Plus only: coverage is limited to forty (40) home health care visits per calendar year in lieu of a skilled nursing facility stay or hospitalization. Post partum home visits apply only to high risk mothers. For the purposes of this Section, visit is defined as the delivery of a discreet service (e.g. nursing, OT, PT, ST, audiology or home health aide). Four (4) hours of home health aide services equals one visit.
15.	Private Duty Nursing Services – For MMC Program Only
a)	Private duty nursing services shall be provided by a person possessing a license and current registration from the NYS Education Department to practice as a registered professional nurse or licensed practical nurse. Private duty nursing services must be provided in the MMC Enrollee’s home and can be provided through an approved certified home health agency, a licensed home care agency, or a private Practitioner.

b)	Private duty nursing services are covered only when determined by the attending physician to be medically necessary. Nursing services may be intermittent, part-time or continuous and must be provided in an Enrollee’s home in accordance with the ordering physician’s or certified nurse practitioner’s written treatment plan.
16.	Hospice Services
a)	Hospice Services means a coordinated hospice program of home and inpatient services which provide non-curative medical and support services for Enrollees certified by a physician to be terminally ill with a life expectancy of six (6) months or less.

b)	Hospice services include palliative and supportive care provided to an Enrollee to meet the special needs arising out of physical, psychological, spiritual, social and economic stress which are experienced during the final stages of illness and during dying and bereavement. Hospices must be certified under Article 40 of the New York State Public Health Law. All services must be provided by qualified employees and volunteers of the hospice or by qualified staff through contractual arrangements to the extent permitted by federal and state requirements. All services must be provided according to a written plan of care which reflects the changing needs of the Enrollee and the Enrollee’s family. Family members are eligible for up to five visits for bereavement counseling.
APPENDIX K
October 1, 2008

c)	Medicaid Managed Care Enrollees receive coverage for hospice services through the Medicaid fee-for-service program.
17.	Emergency Services
a)	Emergency conditions, medical or behavioral, the onset of which is sudden, manifesting itself by symptoms of sufficient severity, including severe pain, that a prudent layperson, possessing an average knowledge of medicine and health, could reasonably expect the absence of medical attention to result in (a) placing the health of the person afflicted with such condition in serious jeopardy, or in the case of a behavioral condition placing the health of such person or others in serious jeopardy; (b) serious impairment of such person’s bodily functions; (c) serious dysfunction of any bodily organ or part of such person; or (d) serious disfigurement of such person are covered. Emergency services include health care procedures, treatments or services, needed to evaluate or stabilize an Emergency Medical Condition including psychiatric stabilization and medical detoxification from drugs or alcohol. A medical assessment (triage) is covered for non-emergent conditions. See also Appendix G of this Agreement.

b)	Post Stabilization Care Services means services related to an emergency medical condition that are provided after an Enrollee is stabilized in order to maintain the stabilized condition, or to improve or resolve the Enrollee’s condition. These services are covered pursuant to Appendix G of this Agreement.
18.	Foot Care Services
a)	Covered services must include routine foot care when any Enrollee’s (regardless of age) physical condition poses a hazard due to the presence of localized illness, injury or symptoms involving the foot, or when performed as a necessary and integral part of otherwise covered services such as the diagnosis and treatment of diabetes, ulcers, and infections.

b)	Services provided by a podiatrist for persons under twenty-one (21) must be covered upon referral of a physician, registered physician assistant, certified nurse practitioner or licensed midwife.

c)	Routine hygienic care of the feet, the treatment of corns and calluses, the trimming of nails, and other hygienic care such as cleaning or soaking feet, is not covered in the absence of a pathological condition.
APPENDIX K
October 1, 2008

19.	Eye Care and Low Vision Services

18 NYCRR §505.6(b)(l-3)
SSL §369-ee (l)(e)(xii)
a)	For Medicaid Managed Care only:
i)	Emergency, preventive and routine eye care services are covered. Eye care includes the services of ophthalmologists, optometrists and ophthalmic dispensers, and includes eyeglasses, medically necessary contact lenses and polycarbonate lenses, artificial eyes (stock or custom-made), low vision aids and low vision services. Eye care coverage includes the replacement of lost or destroyed eyeglasses. The replacement of a complete pair of eyeglasses must duplicate the original prescription and frames. Coverage also includes the repair or replacement of parts in situations where the damage is the result of causes other than defective workmanship. Replacement parts must duplicate the original prescription and frames. Repairs to, and replacements of, frames and/or lenses must be rendered as needed.

ii)	If the Contractor does not provide upgraded eyeglass frames or additional features (such as scratch coating, progressive lenses or photo-gray lenses) as part of its covered vision benefit, the Contractor cannot apply the cost of its covered eyeglass benefit to the total cost of the eyeglasses the Enrollee wants and bill only the difference to the Enrollee. The Enrollee can choose to purchase the upgraded frames and/or additional features by paying the entire cost of the eyeglasses as a private customer. For example, if the Contractor covers standard bifocal eyeglasses and the Enrollee wants no-line bifocal eyeglasses, the Enrollee must choose between taking the standard bifocal eyeglasses or paying the full price of the no-line bifocal eyeglasses (not just the difference between the cost of the bifocal lenses and the no-line lenses). The Enrollee must be informed of this fact by the vision care provider at the time that that the glasses are ordered.

iii)	Examinations for diagnosis and treatment for visual defects and/or eye disease are provided only as necessary and as required by the Enrollee’s particular condition. Examinations which include refraction are limited to once every twenty four (24) months unless otherwise justified as medically necessary.

iv)	Eyeglasses do not require changing more frequently than once every twenty four (24) months unless medically indicated, such as a change in correction greater than 1/2 diopter, or unless the glasses are lost, damaged, or destroyed.

v)	An ophthalmic dispenser fills the prescription of an optometrist or ophthalmologist and supplies eyeglasses or other vision aids upon the order of a qualified practitioner.

vi)	MMC Enrollees may self-refer to any Participating Provider of vision services (optometrist or ophthalmologist) for refractive vision services not more frequently than once every twenty four (24) months, or if otherwise justified as
APPENDIX K
October 1, 2008

medically necessary or if eyeglasses are lost, damaged or destroyed as described above. Enrollees diagnosed with diabetes may self-refer to any Participating Provider of vision services (optometrist or ophthalmologist) for a dilated eye (retinal) examination not more frequently than once in any twelve (12) month period.
b)	For Family Health Plus only:
i)	Covered Services include emergency vision care and the following preventive and routine vision care provided once in any twenty four (24) month period:
A)	one eye examination;

B)	either: one pair of prescription eyeglass lenses and a frame, or prescription contact lenses when medically necessary; and

C)	one pair of medically necessary occupational eyeglasses.
ii)	An ophthalmic dispenser fills the prescription of an optometrist or ophthalmologist and supplies eyeglasses or other vision aids upon the order of a qualified practitioner.

iii)	FHPlus Enrollees may self-refer to any Participating Provider of vision services (optometrist or ophthalmologist) for refractive vision services not more frequently than once every twenty-four (24) months. Enrollees diagnosed with diabetes may self-refer to any Participating Provider of vision services (optometrist or ophthalmologist) for a dilated eye (retinal) examination not more frequently than once in any twelve (12) month period.

iv)	If the Contractor does not provide upgraded frames or additional features that the Enrollee wants (such as scratch coating, progressive lenses or photo-gray lenses) as part of its covered vision benefit, the Contractor cannot apply the cost of its covered eyeglass benefit to the total cost of the eyeglasses the Enrollee wants and bill only the difference to the Enrollee. The Enrollee can choose to purchase the upgraded frames and/or additional features by paying the entire cost of the eyeglasses as a private customer. For example, if the Contractor covers standard bifocal eyeglasses and the Enrollee wants no-line bifocal eyeglasses, the Enrollee must choose between taking the standard bifocal glasses or paying the full price for the no-line bifocal eyeglasses (not just the difference between the cost of bifocal lenses and no-line lenses). The Enrollee must be informed of this fact by the vision care provider at the time that the glasses are ordered.

v)	Contact lenses are covered only when medically necessary. Contact lenses shall not be covered solely because the FHPlus Enrollee selects contact lenses in lieu of receiving eyeglasses.

vi)	Coverage does not include the replacement of lost, damaged or destroyed eyeglasses.

vii)	The occupational vision benefit for FHPlus Enrollees covers the cost of job-related eyeglasses if that need is determined by a Participating Provider through special testing done in conjunction with a regular vision examination. Such
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examination shall determine whether a special pair of eyeglasses would improve the performance of job-related activities. Occupational eyeglasses can be provided in addition to regular glasses but are available only in conjunction with a regular vision benefit once in any twenty-four (24) month period. FHPlus Enrollees may purchase an upgraded frame or lenses for occupational eyeglasses by paying the entire cost as a private customer. Sun-sensitive and polarized lens options are not available for occupational eyeglasses.
20.	Durable Medical Equipment (DME)

18 NYCRR §505.5(a)(l) and Section 4.4 of the NYS Medicaid DME, Medical and Surgical Supplies and Prosthetic and Orthotic Appliances Provider Manual
a)	Durable Medical Equipment (DME) are devices and equipment, other than medical/surgical supplies, enteral formula, and prosthetic or orthotic appliances, and have the following characteristics:
i)	can withstand repeated use for a protracted period of time;

ii)	are primarily and customarily used for medical purposes;

iii)	are generally not useful to a person in the absence of illness or injury; and

iv)	are usually not fitted, designed or fashioned for a particular individual’s use. Where equipment is intended for use by only one (1) person, it may be either custom made or customized.
b)	Coverage includes equipment servicing but excludes disposable medical supplies.
21.	Audiology, Hearing Aid Services and Products

18 NYCRR §505.31 (a)(l)(2) and Section 4.7 of the NYS Medicaid Hearing Aid Provider Manual
a)	Hearing aid services and products are provided in compliance with Article 37-A of the General Business Law when medically necessary to alleviate disability caused by the loss or impairment of hearing. Hearing aid services include: selecting, fitting and dispensing of hearing aids, hearing aid checks following dispensing of hearing aids, conformity evaluation, and hearing aid repairs.

b)	Audiology services include audiometric examinations and testing, hearing aid evaluations and hearing aid prescriptions or recommendations, as medically indicated.

c)	Hearing aid products include hearing aids, earmolds, special fittings, and replacement parts.

d)	Hearing aid batteries:
i)	For Family Health Plus only: Hearing aid batteries are covered as part of the prescription drug benefit.
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ii)	For Medicaid Managed Care only: Hearing aid batteries are covered through the Medicaid fee-for-service program.
22.	Family Planning and Reproductive Health Care
a)	Family Planning and Reproductive Health Care services means the offering, arranging and furnishing of those health services which enable Enrollees, including minors who may be sexually active, to prevent or reduce the incidence of unwanted pregnancy, as specified in Appendix C of this Agreement.

b)	HIV counseling and testing is included in coverage when provided as part of a Family Planning and Reproductive Health visit.

c)	All medically necessary abortions are covered, as specified in Appendix C of this Agreement.

d)	Fertility services are not covered.

e)	If the Contractor excludes Family Planning and Reproductive Health services from its Benefit Package, as specified in Appendix M of this Agreement, the Contractor is required to comply with the requirements of Appendix C.3 of this Agreement and still provide the following services:
i)	screening, related diagnosis, ambulatory treatment, and referral to Participating Provider as needed for dysmenorrhea, cervical cancer or other pelvic abnormality/pathology;

ii)	screening, related diagnosis, and referral to Participating Provider for anemia, cervical cancer, glycosuria, proteinuria, hypertension, breast disease and pregnancy.
23.	Non-Emergency Transportation
a)	Transportation expenses are covered for MMC Enrollees when transportation is essential in order for a MMC Enrollee to obtain necessary medical care and services which are covered under the Medicaid program (either as part of the Contractor’s Benefit Package or by Medicaid fee-for-service). Non-emergent transportation guidelines may be developed in conjunction with the LDSS, based on the LDSS’ approved transportation plan.

b)	Transportation services means transportation by ambulance, ambulette fixed wing or airplane transport, invalid coach, taxicab, livery, public transportation, or other means appropriate to the MMC Enrollee’s medical condition; and a transportation attendant to accompany the MMC Enrollee, if necessary. Such services may include the transportation attendant’s transportation, meals, lodging and salary; however, no salary will be paid to a transportation attendant who is a member of the MMC Enrollee’s family.
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c)	When the Contractor is capitated for non-emergency transportation, the Contractor is also responsible for providing transportation to Medicaid covered services that are not part of the Contractor’s Benefit Package.

d)	Non-emergency transportation is covered for FHPlus Enrollees that are nineteen (19) or twenty (20) years old and are receiving C/THP services

e)	For MMC Enrollees with disabilities, the method of transportation must reasonably accommodate their needs, taking into account the severity and nature of the disability.
24.	Emergency Transportation
a)	Emergency transportation can only be provided by an ambulance service including air ambulance service. Emergency ambulance transportation means the provision of ambulance transportation for the purpose of obtaining hospital services for an Enrollee who suffers from severe, life-threatening or potentially disabling conditions which require the provision of Emergency Services while the Enrollee is being transported.

b)	Emergency Services means the health care procedures, treatments or services needed to evaluate or stabilize an Emergency Medical Condition including, but not limited to, the treatment of trauma, burns, respiratory, circulatory and obstetrical emergencies.

c)	Emergency ambulance transportation is transportation to a hospital emergency room generated by a “Dial 911” emergency system call or some other request for an immediate response to a medical emergency. Because of the urgency of the transportation request, insurance coverage or other billing provisions are not addressed until after the trip is completed. When the Contractor is capitated for this benefit, emergency transportation via 911 or any other emergency call system is a covered benefit and the Contractor is responsible for payment. Contractor shall reimburse the transportation provider for all emergency ambulance services without regard for final diagnosis or prudent layperson standard.
25.	Dental Services
a)	Dental care includes preventive, prophylactic and other routine dental care, services, supplies and dental prosthetics required to alleviate a serious health condition, including one which affects employability. Orthodontic services are not covered.

b)	Dental surgery performed in an ambulatory or inpatient setting is the responsibility of the Contractor whether dental services are included in the Benefit Package or not. The Contractor is responsible for the cost associated with inpatient hospitalization, surgical suites, general anesthesia, intravenous sedation, radiological services, etc. provided in the hospital and ambulatory surgery suite. Dental provider costs are the Contractor’s responsibility only when dental services are included in the Benefit Package. If the Contractor does not cover dental services, it is not responsible for the cost associated with dental providers. The Contractor shall set up procedures to prior approve dental services provided in inpatient and ambulatory settings.
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c)	For Medicaid Managed Care only:
i)	As described in Sections 10.15 and 10.27 of this Agreement, Enrollees may self-refer to Article 28 clinics operated by academic dental centers to obtain covered dental services if dental services are included in the Benefit Package.

ii)	Professional services of a dentist for dental surgery performed in an ambulatory or inpatient setting are billed Medicaid fee-for-service if the Contractor does not include dental services in the benefit package.
26.	Court Ordered Services

Court ordered services are those services ordered by a court of competent jurisdiction which are performed by or under the supervision of a physician, dentist, or other provider qualified under State law to furnish medical, dental, behavioral health (including treatment for mental health and/or alcohol and/or substance abuse or dependence), or other covered services. The Contractor is responsible for payment of those services included in the benefit package.
27.	Prosthetic/Orthotic Orthopedic Footwear

Section 4.5, 4.6 and 4.7 of the NYS Medicaid DME, Medical and Surgical Supplies and Prosthetic and Orthotic Appliances Provider Manual
a)	Prosthetics are those appliances or devices which replace or perform the function of any missing part of the body. Artificial eyes are covered as part of the eye care benefit.

b)	Orthotics are those appliances or devices which are used for the purpose of supporting a weak or deformed body part or to restrict or eliminate motion in a diseased or injured part of the body.

c)	Medicaid Managed Care: Orthopedic Footwear means shoes, shoe modifications, or shoe additions which are used to correct, accommodate or prevent a physical deformity or range of motion malfunction in a diseased or injured part of the ankle or foot; to support a weak or deformed structure of the ankle or foot, or to form an integral part of a brace.
28.	Mental Health Services
a)	Inpatient Services

All inpatient mental health services, including voluntary or involuntary admissions for mental health services. The Contractor may provide the covered benefit for medically necessary mental health inpatient services through hospitals licensed pursuant to
Article 28 of the PHL.

b)	Outpatient Services
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Outpatient services including but not limited to: assessment, stabilization, treatment planning, discharge planning, verbal therapies, education, symptom management, case management services, crisis intervention and outreach services, chlozapine monitoring and collateral services as certified by the New York State Office of Mental Health (OMH). Services may be provided in-home, office or the community. Services may be provided by licensed OMH providers or by other providers of mental health services including clinical psychologists and physicians.

c)	Family Health Plus Enrollees have a combined mental health/chemical dependency benefit limit of thirty (30) days inpatient and sixty (60) outpatient visits per calendar year.

d)	MMC SSI Enrollees obtain all mental health services through the Medicaid fee-for- service program.
29.	Detoxification Services
a)	Medically Managed Inpatient Detoxification
These programs provide medically directed twenty-four (24) hour care on an inpatient basis to individuals who are at risk of severe alcohol or substance abuse withdrawal, incapacitated, a risk to self or others, or diagnosed with an acute physical or mental co-morbidity. Specific services include, but are not limited to: medical management, bio-psychosocial assessments, stabilization of medical psychiatric / psychological problems, individual and group counseling, level of care determinations and referral and linkages to other services as necessary. Medically Managed Detoxification Services are provided by facilities licensed by OASAS under Title 14 NYCRR § 816.6 and the Department of Health as a general hospital pursuant to Article 28 of the Public Health Law or by the Department of Health as a general hospital pursuant to Article 28 of the Public Health Law.

b)	Medically Supervised Withdrawal
i)	Medically Supervised Inpatient Withdrawal

These programs offer treatment for moderate withdrawal on an inpatient basis. Services must include medical supervision and direction under the care of a physician in the treatment for moderate withdrawal. Specific services must include, but are not limited to: medical assessment within twenty four (24) hours of admission; medical supervision of intoxication and withdrawal conditions; bio- psychosocial assessments; individual and group counseling and linkages to other services as necessary. Maintenance on methadone while a patient is being treated for withdrawal from other substances may be provided where the provider is appropriately authorized. Medically Supervised Inpatient Withdrawal services are provided by facilities licensed under Title 14 NYCRR §816.7.

ii)	Medically Supervised Outpatient Withdrawal
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These programs offer treatment for moderate withdrawal on an outpatient basis. Required services include, but are not limited to: medical supervision of intoxication and withdrawal conditions; bio-psychosocial assessments; individual and group counseling; level of care determinations; discharge planning; and referrals to appropriate services. Maintenance on methadone while a patient is being treated for withdrawal from other substances may be provided where the provider is appropriately authorized. Medically Supervised Outpatient Withdrawal services are provided by facilities licensed under Title 14 NYCRR §816.7.
c)	For Medicaid Managed Care only: all detoxification and withdrawal services are a covered benefit for all Enrollees, including those categorized as SSI or SSI-related, Detoxification Services in Article 28 inpatient hospital facilities are subject to the inpatient hospital stop-loss provisions specified in Section 3.11 of this Agreement.
30.	Chemical Dependence Inpatient Rehabilitation and Treatment Services
a)	Services provided include intensive management of chemical dependence symptoms and medical management of physical or mental complications from chemical dependence to clients who cannot be effectively served on an outpatient basis and who are not in need of medical detoxification or acute care. These services can be provided in a hospital or free-standing facility. Specific services can include, but are not limited to: comprehensive admission evaluation and treatment planning; individual group, and family counseling; awareness and relapse prevention; education about self-help groups; assessment and referral services; vocational and educational assessment; medical and psychiatric consultation; food and housing; and HIV and AIDS education. These services may be provided by facilities licensed by the New York State Office of Alcoholism and Substance Abuse Services (OASAS) to provide Chemical Dependence Inpatient Rehabilitation and Treatment Services under Title 14 NYCRR Part 818. Maintenance on methadone while a patient is being treated for withdrawal from other substances may be provided where the provider is appropriately authorized.

b)	Family Health Plus Enrollees have a combined mental health/chemical dependency benefit limit of thirty (30) days inpatient and sixty (60) outpatient visits per calendar year.
31.	Outpatient Chemical Dependency Services
a)	Medically Supervised Ambulatory Chemical Dependence Outpatient Clinic Programs

Medically Supervised Ambulatory Chemical Dependence Outpatient Clinic Programs are licensed under Title 14 NYCRR Part 822 and provide chemical dependence outpatient treatment to individuals who suffer from chemical abuse or dependence and their family members or significant others.

b)	Medically Supervised Chemical Dependence Outpatient Rehabilitation Programs
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Medically Supervised Chemical Dependence Outpatient Rehabilitation Programs provide full or half-day services to meet the needs of a specific target population of chronic alcoholic persons who need a range of services which are different from those typically provided in an alcoholism outpatient clinic. Programs are licensed by as Chemical Dependence Outpatient Rehabilitation Programs under Title 14 NYCRR § 822.9.

c)	Outpatient Chemical Dependence for Youth Programs

Outpatient Chemical Dependence for Youth Programs (OCDY) licensed under Title 14 NYCRR Part 823, establishes programs and service regulations for OCDY programs. OCDY programs offer discrete, ambulatory clinic services to chemically-dependent youth in a treatment setting that supports abstinence from chemical dependence (including alcohol and substance abuse) services.

d)	Medicaid Managed Care Enrollees access outpatient chemical dependency services through the Medicaid fee-for-service program.
32.	Experimental or Investigational Treatment
a)	Experimental and investigational treatment is covered on a case by case basis.

b)	Experimental or investigational treatment for life-threatening and/or disabling illnesses may also be considered for coverage under the external appeal process pursuant to the requirements of Section 4910 of the PHL under the following conditions:
i)	The Enrollee has had coverage of a health care service denied on the basis that such service is experimental and investigational, and

ii)	The Enrollee’s attending physician has certified that the Enrollee has a life-threatening or disabling condition or disease:
A)	for which standard health services or procedures have been ineffective or would be medically inappropriate, or

B)	for which there does not exist a more beneficial standard health service or procedure covered by the Contractor, or

C)	for which there exists a clinical trial, and
iii)	The Enrollee’s provider, who must be a licensed, board-certified or board-eligible physician, qualified to practice in the area of practice appropriate to treat the Enrollee’s life-threatening or disabling condition or disease, must have recommended either:
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A)	a health service or procedure that, based on two (2) documents from the available medical and scientific evidence, is likely to be more beneficial to the Enrollee than any covered standard health service or procedure; or

B)	a clinical trial for which the Enrollee is eligible; and
iv)	The specific health service or procedure recommended by the attending physician would otherwise be covered except for the Contractor’s determination that the health service or procedure is experimental or investigational.
33.	Renal Dialysis

Renal dialysis may be provided in an inpatient hospital setting, in an ambulatory care facility, or in the home on recommendation from a renal dialysis center.
34.	Residential Health Care Facility (RHCF) Services — For MMC Program Only
a)	Residential Health Care Facility (RHCF) Services means inpatient nursing home services provided by facilities licensed under Article 28 of the New York State Public Health Law, including AIDS nursing facilities. Covered services includes the following health care services: medical supervision, twenty-four (24) hour per day nursing care, assistance with the activities of daily living, physical therapy, occupational therapy, and speech/language pathology services and other services as specified in the New York State Health Law and Regulations for residential health care facilities and AIDS nursing facilities. These services should be provided to an MMC Enrollee:
i)	Who is diagnosed by a physician as having one or more clinically determined illnesses or conditions that cause the MMC Enrollee to be so incapacitated, sick, invalid, infirm, disabled, or convalescent as to require at least medical and nursing care; and

ii)	Whose assessed health care needs, in the professional judgment of the MMC Enrollee’s physician or a medical team:
A)	do not require care or active treatment of the MMC Enrollee in a general or special hospital;

B)	cannot be met satisfactorily in the MMC Enrollee’s own home or home substitute through provision of such home health services, including medical and other health and health-related services as are available in or near his or her community; and

C)	cannot be met satisfactorily in the physician’s office, a hospital clinic, or other ambulatory care setting because of the unavailability of medical or other health and health-related services for the MMC Enrollee in such setting in or near his or her community.
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b)	The Contractor is also responsible for respite days and bed hold days authorized by the Contractor.

c)	The Contractor is responsible for all medically necessary and clinically appropriate inpatient Residential Health Care Facility services authorized by the Contractor up to a sixty (60) day calendar year stop-loss for MMC Enrollees who are not in Permanent Placement Status as determined by LDSS.
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K.3
Medicaid Managed Care Prepaid Benefit Package
Definitions of Non-Covered Services
The following services are excluded from the Contractor’s Benefit Package, but are covered, in most instances, by Medicaid fee-for-service:
1.	Medical Non-Covered Services
a)	Personal Care Agency Services
i)	Personal care services (PCS) are the provision of some or total assistance with personal hygiene, dressing and feeding; and nutritional and environmental support (meal preparation and housekeeping). Such services must be essential to the maintenance of the Enrollee’s health and safety in his or her own home. The service has to be ordered by a physician, and there has to be a medical need for the service. Licensed home care services agencies, as opposed to certified home health agencies, are the primary providers of PCS. Enrollee’s receiving PCS have to have a stable medical condition and are generally expected to be in receipt of such services for an extended period of time (years).

ii)	Services rendered by a personal care agency which are approved by the LDSS are not covered under the Benefit Package. Should it be medically necessary for the PCP to order personal care agency services, the PCP (or the Contractor on the physician’s behalf) must first contact the Enrollee’s LDSS contact person for personal care. The district will determine the Enrollee’s need for personal care agency services and coordinate with the personal care agency to develop a plan of care.
b)	Residential Health Care Facilities (RHCF) Services provided in a Residential Health Care Facility (RHCF) to an individual who is determined by the LDSS to be in Permanent Status are not covered.

c)	Hospice Program
i)	Hospice is a coordinated program of home and inpatient care that provides non-curative medical and support services for persons certified by a physician to be terminally ill with a life expectancy of six (6) months or less. Hospice programs provide patients and families with palliative and supportive care to meet the special needs arising out of physical, psychological, spiritual, social and economic stresses which are experienced during the final stages of illness and during dying and bereavement.

ii)	Hospices are organizations which must be certified under Article 40 of the PHL. All services must be provided by qualified employees and volunteers of the
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hospice or by qualified staff through contractual arrangements to the extent permitted by federal and state requirements. All services must be provided according to a written plan of care which reflects the changing needs of the patient/family.

iii)	If an Enrollee becomes terminally ill and receives Hospice Program services he or she may remain enrolled and continue to access the Contractor’s Benefit Package while Hospice costs are paid for by Medicaid fee-for-service.
d)	Prescription and Non-Prescription (OTC) Drugs, Medical Supplies, and Enteral Formula

Coverage for drugs dispensed by community pharmacies, over the counter drugs, medical/surgical supplies and enteral formula are not included in the Benefit Package and will be paid for by Medicaid fee-for-service. Medical/surgical supplies are items other than drugs, prosthetic or orthotic appliances, or DME which have been ordered by a qualified practitioner in the treatment of a specific medical condition and which are: consumable, non-reusable, disposable, or for a specific rather than incidental purpose, and generally have no salvageable value (e.g. gauze pads, bandages and diapers). Pharmaceuticals and medical supplies routinely furnished or administered as part of a clinic or office visit are covered.
2.	Non-Covered Behavioral Health Services
a)	Chemical Dependence Services
i)	Outpatient Rehabilitation and Treatment Services
A)	Methadone Maintenance Treatment Program (MMTP)

Consists of drug detoxification, drug dependence counseling, and rehabilitation services which include chemical management of the patient with methadone. Facilities that provide methadone maintenance treatment do so as their principal mission and are certified by OASAS under 14 NYCRR Part 828.

B)	Medically Supervised Ambulatory Chemical Dependence Outpatient Clinic Programs

Medically Supervised Ambulatory Chemical Dependence Outpatient Clinic Programs are licensed under Title 14 NYCRR Part 822 and provide chemical dependence outpatient treatment to individuals who suffer from chemical abuse or dependence and their family members or significant others.
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C)	Medically Supervised Chemical Dependence Outpatient Rehabilitation Programs

Medically Supervised Chemical Dependence Outpatient Rehabilitation Programs provide full or half-day services to meet the needs of a specific target population of chronic alcoholic persons who need a range of services which are different from those typically provided in an alcoholism outpatient clinic. Programs are licensed by as Chemical Dependence Outpatient. Rehabilitation Programs under Title 14 NYCRR § 822.9.

D)	Outpatient Chemical Dependence for Youth Programs

Outpatient Chemical Dependence for Youth Programs (OCDY) licensed under Title 14 NYCRR Part 823, establishes programs and service regulations for OCDY programs. OCDY programs offer discrete, ambulatory clinic services to chemically-dependent youth in a treatment setting that supports abstinence from chemical dependence (including alcohol and substance abuse) services.
ii)	Chemical Dependence Services Ordered by the LDSS
A)	The Contractor is not responsible for the provision and payment of Chemical Dependence Inpatient Rehabilitation and Treatment Services ordered by the LDSS and provided to Enrollees who have:
I)	been assessed as unable to work by the LDSS and are mandated to receive Chemical Dependence Inpatient Rehabilitation and Treatment Services as a condition of eligibility for Public Assistance or Medicaid, or

II)	have been determined to be able to work with limitations (work limited) and are simultaneously mandated by the LDSS into Chemical Dependence Inpatient Rehabilitation and Treatment Services (including alcohol and substance abuse treatment services) pursuant to work activity requirements.
B)	The Contractor is not responsible for the provision and payment of Medically Supervised Inpatient and Outpatient Withdrawal Services ordered by the LDSS under Welfare Reform (as indicated by Code 83).

C)	The Contractor is responsible for the provision and payment of Medically Managed Detoxification Services in this Agreement.

D)	If the Contractor is already providing an Enrollee with Chemical Dependence Inpatient Rehabilitation and Treatment Services and Detoxification Services and the LDSS is satisfied with the level of care and services, then the Contractor will continue to be responsible for the provision and payment of these services.
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b)	Mental Health Services
i)	Intensive Psychiatric Rehabilitation Treatment Programs (IPRT)

A time limited active psychiatric rehabilitation designed to assist a patient in forming and achieving mutually agreed upon goals in living, learning, working and social environments, to intervene with psychiatric rehabilitative technologies to overcome functional disabilities. IPRT services are certified by OMH under 14 NYCRR Part 587.

ii)	Day Treatment

A combination of diagnostic, treatment, and rehabilitative procedures which, through supervised and planned activities and extensive client-staff interaction, provides the services of the clinic treatment program, as well as social training, task and skill training and socialization activities. Services are expected to be of six (6) months duration. These services are certified by OMH under 14 NYCRR Part 587.

iii)	Continuing Day Treatment

Provides treatment designed to maintain or enhance current levels of functioning and skills, maintain community living, and develop self-awareness and self-esteem. Includes: assessment and treatment planning; discharge planning; medication therapy; medication education; case management; health screening and referral; rehabilitative readiness development; psychiatric rehabilitative readiness determination and referral; and symptom management. These services are certified by OMH under 14 NYCRR Part 587.

iv)	Day Treatment Programs Serving Children.

Day treatment programs are characterized by a blend of mental health and special education services provided in a fully integrated program. Typically these programs include: special education in small classes with an emphasis on individualized instruction, individual and group counseling, family services such as family counseling, support and education, crisis intervention, interpersonal skill development, behavior modification, art and music therapy.

v)	Home and Community Based Services Waiver for Seriously Emotionally Disturbed Children

This waiver is in select counties for children and adolescents who would otherwise be admitted to an institutional setting if waiver services were not provided. The services include individualized care coordination, respite, family support, intensive in-home skill building, and crisis response.
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vi)	Case Management

The target population consists of individuals who are seriously and persistently mentally ill (SPMI), require intensive, personal and proactive intervention to help them obtain those services which will permit functioning in the community and either have symptomology which is difficult to treat in the existing mental health care system or are unwilling or unable to adapt to the existing mental health care system. Three case management models are currently operated pursuant to an agreement with OMH or a local governmental unit, and receive Medicaid reimbursement pursuant to 14 NYCRR Part 506. Please note: See generic definition of Comprehensive Medicaid Case Management (CMCM) under Item 3— “Other Non-Covered Services”.

vii)	Partial Hospitalization

Provides active treatment designed to stabilize and ameliorate acute systems, serves as an alternative to inpatient hospitalization, or reduces the length of a hospital stay within a medically supervised program by providing the following: assessment and treatment planning; health screening and referral; symptom management; medication therapy; medication education; verbal therapy; case management; psychiatric rehabilitative readiness determination and referral and crisis intervention. These services are certified by OMH under NYCRR Part 587.

viii)	Services Provided Through OMH Designated Clinics for Children With A Diagnosis of Serious Emotional Disturbance (SED)

These are services provided by designated OMH clinics to children and adolescents with a clinical diagnosis of SED.

ix)	Assertive Community Treatment (ACT)

ACT is a mobile team-based approach to delivering comprehensive and flexible treatment, rehabilitation, case management and support services to individuals in their natural living setting. ACT programs deliver integrated services to recipients and adjust services over time to meet the recipient’s goals and changing needs; are operated pursuant to approval or certification by OMH; and receive Medicaid reimbursement pursuant to 14 NYCRR Part 508.

x)	Personalized Recovery Oriented Services (PROS)

PROS, licensed and reimbursed pursuant to 14 NYCRR Part 512, are designed to assist individuals, in recovery from the disabling effects of mental illness through the coordinated delivery of a customized array of rehabilitation, treatment, and support services in traditional settings and in off-site locations. Specific components of PROS include Community Rehabilitation and Support, Intensive Rehabilitation, Ongoing Rehabilitation and Support and Clinical Treatment.
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xi)	Risperdal Consta, an injectable mental health drug used for management of patients with schizophrenia, furnished as part of a clinic or office visit.
c)	Rehabilitation Services Provided to Residents of OMH Licensed Community Residences (CRs) and Family Based Treatment Programs, as follows:
i)	OMH Licensed CRs*

Rehabilitative services in community residences are interventions, therapies and activities which are medically therapeutic and remedial in nature, and are medically necessary for the maximum reduction of functional and adaptive behavior defects associated with the person’s mental illness.

ii)	Family-Based Treatment*

Rehabilitative services in family-based treatment programs are intended to provide treatment to seriously emotionally disturbed children and youth to promote their successful functioning and integration into the natural family, community, school or independent living situations. Such services are provided in consideration of a child’s developmental stage. Those children determined eligible for admission are placed in surrogate family homes for care and treatment.

*These services are certified by OMH under 14 NYCRR § 586.3, Part 594 and Part 595.
d)	Office of Mental Retardation and Developmental Disabilities (OMRDD) Services
i)	Long Term Therapy Services Provided by Article 16-Clinic Treatment Facilities or Article 28 Facilities

These services are provided to persons with developmental disabilities including medical or remedial services recommended by a physician or other licensed practitioner of the healing arts for a maximum reduction of the effects of physical or mental disability and restoration of the person to his or her best possible functional level. It also includes the fitting, training, and modification of assistive devices by licensed practitioners or trained others under their direct supervision. Such services are designed to ameliorate or limit the disabling condition and to allow the person to remain in or move to, the least restrictive residential and/or day setting. These services are certified by OMRDD under 14 NYCRR Part 679 (or they are provided by Article 28 Diagnostic and Treatment Centers that are explicitly designated by the SDOH as serving primarily persons with developmental disabilities). If care of this nature is provided in facilities other than Article 28 or Article 16 centers, it is a covered service.
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ii)	Day Treatment

A planned combination of diagnostic, treatment and rehabilitation services provided to developmentally disabled individuals in need of a broad range of services, but who do not need intensive twenty-four (24) hour care and medical supervision. The services provided as identified in the comprehensive assessment may include nutrition, recreation, self-care, independent living, therapies, nursing, and transportation services. These services are generally provided in ICF or a comparable setting. These services are certified by OMRDD under 14 NYCRR Part 690.

iii)	Medicaid Service Coordination (MSC)

Medicaid Service Coordination (MSC) is a Medicaid State Plan service provided by OMRDD which assists persons with developmental disabilities and mental retardation to gain access to necessary services and supports appropriate to the needs of the needs of the individual. MSC is provided by qualified service coordinators and uses a person centered planning process in developing, implementing and maintaining an Individualized Service Plan (ISP) with and for a person with developmental disabilities and mental retardation. MSC promotes the concepts of a choice, individualized services and consumer satisfaction. MSC is provided by authorized vendors who have a contract with OMRDD, and who are paid monthly pursuant to such contract. Persons who receive MSC must not permanently reside in an ICF for persons with developmental disabilities, a developmental center, a skilled nursing facility or any other hospital or Medical Assistance institutional setting that provides service coordination. They must also not concurrently be enrolled in any other comprehensive Medicaid long term service coordination program/service including the Care at Home Waiver. Please note: See generic definition of Comprehensive Medicaid Case Management (CMCM) under Item 3 “Other Non-Covered Services.”

iv)	Home And Community Based Services Waivers (HCBS)

The Home and Community-Based Services Waiver serves persons with developmental disabilities who would otherwise be admitted to an ICF/MR if waiver services were not provided. HCBS waivers services include residential habilitation, day habilitation, prevocational, supported work, respite, adaptive devices, consolidated supports and services, environmental modifications, family education and training, live-in caregiver, and plan of care support services. These services are authorized pursuant to a SSA § 1915(c) waiver from DHHS.

v)	Services Provided Through the Care At Home Program (OMRDD)

The OMRDD Care at Home III, Care at Home IV, and Care at Home VI waivers, serve children who would otherwise not be eligible for Medicaid because of their parents’ income and resources, and who would otherwise be eligible for an ICF/MR level of care. Care at Home waiver services include service
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coordination, respite and assistive technologies. Care at Home waiver services are authorized pursuant to a SSA § 1915(c) waiver from DHHS.
3.	Other Non-Covered Services
a)	The Early Intervention Program (EIP) – Children Birth to Two (2) Years of Age
i)	This program provides early intervention services to certain children, from birth through two (2) years of age, who have a developmental delay or a diagnosed physical or mental condition that has a high probability of resulting in developmental delay. All managed care providers must refer infants and toddlers suspected of having a delay to the local designated Early-Intervention agency in their area. (In most municipalities, the County Health Department is the designated agency, except: New York City – the Department of Health and Mental Hygiene; Erie County – The Department of Youth Services; Jefferson County –the Office of Community Services; and Ulster County – the Department of Social Services).

ii)	Early intervention services provided to this eligible population are categorized as Non-Covered. These services, which are designed to meet the developmental needs of the child and the needs of the family related to enhancing the child’s development, will be identified on eMedNY by unique rate codes by which only the designated early intervention agency can claim reimbursement. Contractor covered and authorized services will continue to be provided by the Contractor. Consequently, the Contractor, through its Participating Providers, will be expected to refer any enrolled child suspected of having a developmental delay to the locally designated early intervention agency in their area and participate in the development of the Child’s Individualized Family Services Plan (IFSP). Contractor’s participation in the development of the IFSP is necessary in order to coordinate the provision of early intervention services and services covered by the Contractor.

iii)	SDOH will instruct the locally designated early intervention agencies on how to identify an Enrollee and the need to contact the Contractor or the Participating Provider to coordinate service provision.
b)	Preschool Supportive Health Services-Children Three (3) Through Four (4) Years of Age
i)	The Preschool Supportive Health Services Program (PSHSP) enables counties and New York City to obtain Medicaid reimbursement for certain educationally related medical services provided by approved preschool special education programs for young children with disabilities. The Committee on Preschool Special Education in each school district is responsible for the development of an Individualized Education Program (IEP) for each child evaluated in need of special education and medically related health services.
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ii)	PSHSP services rendered to children three (3) through four (4) years of age in conjunction with an approved IEP are categorized as Non-Covered.

iii)	The PSHSP services will be identified on eMedNY by unique rate codes through which only counties and New York City can claim reimbursement. In addition, a limited number of Article 28 clinics associated with approved pre-school programs are allowed to directly bill Medicaid fee-for-service for these services. Contractor covered and authorized services will continue to be provided by the Contractor.
c)	School Supportive Health Services-Children Five (5) Through Twenty-One (21) Years of Age
i)	The School Supportive Health Services Program (SSHSP) enables school districts to obtain Medicaid reimbursement for certain educationally related medical services provided by approved special education programs for children with disabilities. The Committee on Special Education in each school district is responsible for the development of an Individualized Education Program (IEP) for each child evaluated in need of special education and medically related services.

ii)	SSHSP services rendered to children five (5) through twenty-one (21) years of age in conjunction with an approved IEP are categorized as Non-Covered.

iii)	The SSHSP services are identified on eMedNY by unique rate codes through which only school districts can claim Medicaid reimbursement. Contractor covered and authorized services will continue to be provided by the Contractor.
d)	Comprehensive Medicaid Case Management (CMCM)

A program which provides “social work” case management referral services to a targeted population (e.g.: pregnant teens, mentally ill). A CMCM case manager will assist a client in accessing necessary services in accordance with goals contained in a written case management plan. CMCM programs do not provide services directly, but refer to a wide range of service Providers. Some of these services are: medical, social, psycho-social, education, employment, financial, and mental health. CMCM referral to community service agencies and/or medical providers requires the case manager to work out a mutually agreeable case coordination approach with the agency/medical providers. Consequently, if an Enrollee of the Contractor is participating in a CMCM program, the Contractor must work collaboratively with the CMCM case manager to coordinate the provision of services covered by the Contractor. CMCM programs will be instructed on how to identify a managed care Enrollee on EMEVS and informed on the need to contact the Contractor to coordinate service provision.

e)	Directly Observed Therapy for Tuberculosis Disease

Tuberculosis directly observed therapy (TB/DOT) is the direct observation of oral ingestion of TB medications to assure patient compliance with the physician’s
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prescribed medication regimen. While the clinical management of tuberculosis is included in the Benefit Package, TB/DOT where applicable, can be billed directly to eMedNY by any SDOH approved Medicaid fee-for-service TB/DOT Provider. The Contractor remains responsible for communicating, cooperating and coordinating clinical management of TB with the TB/DOT Provider.

f)	AIDS Adult Day Health Care

Adult Day Health Care Programs (ADHCP) are programs designed to assist individuals with HIV disease to live more independently in the community or eliminate the need for residential health care services. Registrants in ADHCP require a greater range of comprehensive health care services than can be provided in any single setting, but do not require the level of services provided in a residential health care setting. Regulations require that a person enrolled in an ADHCP must require at least three (3) hours of health care delivered on the basis of at least one (1) visit per week. While health care services are broadly defined in this setting to include general medical care, nursing care, medication management, nutritional services, rehabilitative services, and substance abuse and mental health services, the latter two (2) cannot be the sole reason for admission to the program. Admission criteria must include, at a minimum, the need for general medical care and nursing services.

g)	HIV COBRA Case Management

The HIV COBRA (Community Follow-up Program) Case Management Program is a program that provides intensive, family-centered case management and community follow-up activities by case managers, case management technicians, and community follow-up workers. Reimbursement is through an hourly rate billable to Medicaid. Reimbursable activities include intake, assessment, reassessment, service plan development and implementation, monitoring, advocacy, crisis intervention, exit planning, and case specific supervisory case-review conferencing.

h)	Adult Day Health Care
i)	Adult Day Health Care means care and services provided to a registrant in a residential health care facility or approved extension site under the medical direction of a physician and which is provided by personnel of the adult day health care program in accordance with a comprehensive assessment of care needs and individualized health care plan, ongoing implementation and coordination of the health care plan, and transportation.

ii)	Registrant means a person who is a nonresident of the residential health care facility who is functionally impaired and not homebound and who requires certain preventive, diagnostic, therapeutic, rehabilitative or palliative items or services provided by a general hospital, or residential health care facility; and whose assessed social and health care needs, in the professional judgment of the physician of record, nursing staff, Social Services and other professional personnel of the adult day health care program can be met in while or in part satisfactorily by delivery of appropriate services in such program.
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i)	Personal Emergency Response Services (PERS)

Personal Emergency Response Services (PERS) are not included in the Benefit Package. PERS are covered on a fee-for-service basis through contracts between the LDSS and PERS vendors.

j)	School-Based Health Centers

A School-Based Health Center (SBHC) is an Article 28 extension clinic that is located in a school and provides students with primary and preventive physical and mental health care services, acute or first contact care, chronic care, and referral as needed. SBHC services include comprehensive physical and mental health histories and assessments, diagnosis and treatment of acute and chronic illnesses, screenings (e.g., vision, hearing, dental, nutrition, TB), routine management of chronic diseases (e.g., asthma, diabetes), health education, mental health counseling and/or referral, immunizations and physicals for working papers and sports.
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K.4
Family Health Plus
Non-Covered Services
1.	Non-Emergent Transportation Services (except for 19 and 20 year olds receiving C/THP Services)

2.	Personal Care Agency Services

3.	Private Duty Nursing Services

4.	Long Term Care — Residential Health Care Facility Services

5.	Pharmacy Items (covered through Medicaid fee-for-service program)

6.	Medical Supplies

7.	Alcohol and Substance Abuse (ASA) Services Ordered by the LDSS

8.	Office of Mental Health/ Office of Mental Retardation and Developmental Disabilities Services

9.	School Supportive Health Services

10.	Comprehensive Medicaid Case Management (CMCM)

11.	Directly Observed Therapy for Tuberculosis Disease

12.	AIDS Adult Day Health Care

13.	HIV COBRA Case Management

14.	Home and Community Based Services Waiver

15.	Methadone Maintenance Treatment Program

16.	Day Treatment

17.	IPRT

18.	Infertility Services

19.	Adult Day Health Care

20.	School Based Health Care Services

21.	Personal Emergency Response Systems
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APPENDIX L
Approved Capitation Payment Rates
APPENDIX L
October 1, 2008
L-1

AMERIGROUP NEW YORK, LLC
Medicaid Managed Care Rates
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AMERIGROUP NEW YORK, LLC

Family Health Plus Rates
Effective October 1, 2008	Optional

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